Carla Baca
Associate Vice President, Investor Relations
P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST COMPLETES RECENT ACQUISITIONS

NASHVILLE, Tennessee, April 2, 2019 - Healthcare Realty Trust Incorporated (NYSE: HR) recently acquired four medical office buildings in three separate transactions for an aggregate purchase price of $121.0 million. The transactions were primarily funded with net proceeds of $115.9 million from the Company’s equity offering completed on March 19, 2019. Following are details regarding these acquisitions:

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On March 28, 2019, the Company acquired a multi-tenant medical office building on the campus of Indiana University Health's Methodist Hospital in Indianapolis for $47.0 million. The 143,499 square foot building is 100% leased.

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On March 28, 2019, the Company acquired two multi-tenant medical office buildings on the campus of Inova Health System’s Fair Oaks Hospital, in the Washington, D.C. area for $46.0 million. These buildings total 158,338 square feet and are 72.8% leased in the aggregate.

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On April 2, 2019, the Company acquired a multi-tenant medical office building adjacent to Piedmont Hospital in the Buckhead area of Atlanta for $28.0 million. This 47,936 square foot building is 100% leased.

In aggregate, the four buildings are 87.7% leased and were acquired at an average capitalization rate of 5.3%. The properties expand Healthcare Realty’s presence in three of its top markets and extend the Company’s relationships with three market leading, investment-grade health systems.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of December 31, 2018, the Company owned 199 real estate properties in 27 states totaling 14.8 million square feet and was valued at approximately $4.9 billion. The Company provided leasing and property management services to 11.2 million square feet nationwide.
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Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com. Please contact the Company at 615.269.8175 to request a printed copy of this information.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2018 under the heading "Risk Factors," and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.